Exhibit 12.2

                                        CONTINENTAL RESOURCES, INC.
                             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                                                              Six months
                                                                                                ended
                                                       YEAR ENDED DECEMBER 31,                 June 30,
                                             --------------------------------------------    ------------
                                               1999     2000     2001     2002     2003          2004
                                             --------------------------------------------    ------------
EARNINGS                                      3,920    37,780   11,667  (20,032)   2,340        7,959

FIXED CHARGES <F1>                           16,990    16,513   15,674   18,401   20,258       10,740
                                             ------    ------   ------   ------   ------       ------
TOTAL EARNINGS & FIXED CHARGES               20,910    54,293   27,341   (1,631)  22,598       18,699

RATIO                                           1.2       3.3      1.7     N/A        1.1         1.7

EARNINGS INSUFFICIENT TO
  COVER FIXED CHARGES BY                      N/A       N/A      N/A     20,032     N/A         N/A

<F1>
     Represents interest expense.